Pricing Supplement No Euro D208      Dated 6/30/97          Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                  File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 20 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  1,000,000,000 Portugese Escudos(PTE)
Issue Price:     100.00%
Proceeds to Company on original issuance:  PTE 1,000,000,000
Commission or Discount on original issuance:  USD 12,250
Salomon Brothers International Limited's capacity on original issuance:
       | |  As agent      |X|  As principal
    If as principal
       |X|  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:  7/1/97
Stated Maturity:  7/11/2000
Specified Currency:  PTE
    (If other than U.S. Dollars)
Authorized Denominations:  PTE 1,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   |X|  Yes (See Attached)   | |  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes): None, See attached.
Initial Interest Rate (Floating Rate Notes):  N.A.

    Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              |X| Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  N.A.
Rate Determination Dates:  N.A.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  N.A.
Spread (+/-):    N.A.
Spread Multiplier: N.A.
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  N.A.
Minimimum Interest Rate:  N.A.
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code:	7794142
ISIN:	XS0077941424
Cusip:  99308E9M4

Pricing Supplement No. Euro D 208 dated June 30, 1997
(to Prospectus Supplement dated April 5, 1996
to Prospectus dated April 5, 1996)


                     DESCRIPTION OF THE NOTES
General

      The description in this Pricing Supplement of the particular terms of the Bearer Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. The Notes offered hereby are Indexed Principal Notes, as described under "Description of Bearer Notes" in the accompanying Prospectus Supplement, to which description reference is hereby made.

Risk Factors

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

      The Notes are Indexed Principal Notes. The amount in respect of principal with respect to a Note that a Holder will receive at Stated Maturity will be at least the face amount of such Note. However, any such amount in excess of such face amount that may be payable in respect of principal will determined by reference to changes in the value of the FT-SE(R) Eurotrack 200 Index during the period between July 26, 1997 and June 26, 2000, as described below under "Indexed Principal". As described more fully below under "Indexed Principal", if the amount by which the arithmetic average of published closing prices of the FT-SE(R) Eurotrack 200 Index on the twenty-sixth day of each calendar month during the period between July 1997 and June 2000 exceeds an initial reference level determined by the Calculation Agent for such index based upon the closing value of such index on June 26, 1997, the amount in respect of principal payable with respect to a Note at Stated Maturity will be greater than face amount of such Note. If this condition is not satisfied, the amount in respect of principal payable with respect to a Note at Stated Maturity will be equal to the face amount of such Note. HOLDERS OF THE NOTES SHOULD BE PREPARED NOT TO RECEIVE MORE THAN THE FACE AMOUNT OF A NOTE IN RESPECT OF PRINCIPAL ON SUCH NOTE.

Definitions

      "Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in (i) New York, New York, (ii) London, England, or (iii) Lisbon, Portugal.

      The Calculation Agent will be Salomon Brothers
International Limited, which is a wholly-owned subsidiary of Salomon Inc (the "Company").

Interest

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

Indexed Principal

      The amount payable in respect of principal on a Note at Stated Maturity (the "Indexed Principal Amount") is to be determined by the Calculation Agent in accordance with the formula set out below:

     IPA = FA plus [FA times [1.75 times the greater of
           (a) [(EA divided by Eo) minus 1];and (b) 0]; where

           "IPA" means the Indexed Principal Amount payable in respect of the Note at Stated Maturity.

           "FA" means the Face Amount of the Note (as stated on the cover of this Pricing Supplement).

           EA means the arithmetic average, as determined by the Calculation Agent, of the Official Index Closing Prices of the FT-SE(R) Eurotrack 200 Index, as published by FTSE International Limited ("FTSE"), on the 26th day of each calendar month from and including July 1997 through and including June 2000 (or, if any such date is not a Business Day, the next succeeding Business
Day).

           E0 means the Official Index Closing Price of the
FT-SE(R) Eurotrack 200 Index, as published by FTSE, on June 26,
1997.

      If FTSE discontinues publication of the FT-SE(R) Eurotrack 200 Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the FT-SE(R) Eurotrack 200 Index (any such successor or substitute index being hereinafter referred to as a "Successor Eurotrack 200 Index"), then the Indexed Interest Amount of the Notes shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor Eurotrack 200 Index. In the event that the FT-SE(R) Eurotrack 200 Index or any Successor Eurotrack 200 Index ceases publication, the Calculation Agent, in its sole discretion, on behalf of the Company shall calculate the Indexed Interest Amount based on the formula and method used in calculating the FT-SE(R) Eurotrack 200 Index as of the Issue Date of the Notes using the closing values of appropriate securities traded on the London Stock Exchange, SEAQ and SEAQ International, chosen in its discretion.

      Neither the Calculation Agent nor the Company will have any responsibility for errors or omissions in making such calculations or determinations. The Calculation Agent shall not be an agent of the Holders of Notes, and its calculations and determinations hereunder shall (except in the case of manifest error) be final and binding on the Company and such Holders. The Company shall not bear any liability for any mistake, misstatement or misquotation of the FT-SE(R) Eurotrack 200 Index or any Successor Eurotrack 200 Index by FTSE or any other publisher thereof.

Payment Date

      The Stated Maturity of the Notes is July 11, 2000. If Stated Maturity would otherwise be a day that is not a Business Day, Stated Maturity shall be postponed to the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar month, Stated Maturity shall be the immediately preceding Business Day.


             DESCRIPTION OF FT-SE(R) EUROTRACK 200 INDEX

      Unless otherwise stated, all information herein relating to the FT-SE(R) Eurotrack 200 Index, the FT-SE(R) 100 Share Index and the FT-SE(R) Eurotrack 100 Index and has been derived from publications of FTSE, the London Stock Exchange Limited (the "Exchange") and other publicly-available sources. Such information reflects the policies of FTSE and the Exchange and is subject to change at the discretion of FTSE or the Exchange.

      The FT-SE(R) Eurotrack 200 Index is a stock index regulated, supervised and distributed by the Exchange that measures the composite price performance of 200 European stocks. The FT-SE(R) Eurotrack 200 Index combines in a single index the stocks of 100 United Kingdom issuers comprising the FT-SE(R) 100 Share Index and the stocks of 100 non-United Kingdom issuers comprising the FT-SE(R) Eurotrack 100 Index, each of which is described below. (See Appendix A hereto for a list of the 200 issuers of the underlying stocks of the FT-SE(R) Eurotrack 200 Index as of June 26, 1997.) The qualifications for inclusion of securities in the FT-SE(R) Eurotrack 200 Index, insertions and deletions of underlying stocks, operational changes to the underlying stocks and adjustments to the capitalization weighting of the underlying stocks are governed by the procedures established with respect to the FT-SE(R) 100 Share Index and the FT-SE(R) Eurotrack 100 Index. The FT-SE(R) Eurotrack 200 Index was first published in February 1991 (with a base date of February 25, 1991) and is reported by the Financial Times and other media.

      The value of the FT-SE(R) Eurotrack 200 Index is calculated at any particular time by combining the products of the respective changes in the market capitalization of the underlying stocks of the FT-SE(R) Eurotrack 100 Index and the FT-SE(R) 100 Share Index during a prescribed time period and multiplying the result by a base value. In performing this calculation, the underlying stocks of the FT-SE(R) Eurotrack 100 are given the weightings used in the calculation of such index and the underlying stocks of the FT-SE(R) 100 Share Index are weighted using a "Weighting Restraint Factor" calculated so as to assign to the underlying stocks in the FT-SE(R) 100 Share Index a weight corresponding to the market capitalization of United Kingdom stocks listed on the Exchange to all other European stocks with firm quotes on SEAQ or SEAQ International. The FT-SE(R) Eurotrack 200 Index currently is updated every minute between 10:00 A.M. and 3:30 P.M., London time, with the Official Index Closing Price normally set at 3:30 P.M., London time.

      On June 27, 1997, the Weighting Restraint Factor was
0.72831. The Weighting Restraint Factor is subject to the regular quarterly review by the Index Administration

Committee. Based upon the Index Administration Committee's report, the FT-SE(R) Eurotrack 200 Index Steering Sub-Committee determines what action should be taken in consequence of the outcome of the quarterly review of weightings. The Index Administration Committee may, under exceptional circumstances, carry out a review of the Weighting Restraint Factor between quarterly reviews and report the outcome of the review to the FT-SE(R) Eurotrack 200 Index Steering Sub-Committee.

FT-SE(R) 100 Share Index

      The FT-SE(R) 100 Share Index is a stock index regulated and supervised by the Exchange and published, operated and distributed by FTSE that is intended to measure the composite price performance of the underlying stocks, which generally consist of the stocks of the largest 100 United Kingdom companies (determined on the basis of market capitalization) traded on the Exchange. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current share price. The FT-SE(R) 100 Share Index was first published on March 3, 1984 (with a base date of December 30, 1983) and is widely reported by newspapers (including The Wall Street Journal and the Financial Times) and other media. The underlying stocks represent a broad cross-section of United Kingdom industry and are among the most actively traded stocks on the Exchange.

      The value of the FT-SE(R) 100 Share Index is calculated at any particular time by multiplying the change in the market capitalization of the underlying stocks during a prescribed time period by a base value. The FT-SE(R) 100 Share Index currently is updated every minute between 8:30 A.M. and 4:30 P.M., London time.

      The FT-SE(R) 100 Share Index is a capital-weighted index (i.e., an underlying stock's weight in the index is based on the total market capitalization of the issuer, rather than on its price per share). Accordingly, a 5 percent price change in the first ranked underlying stock has a greater effect on the FT-SE(R) 100 Share Index than a 5 percent price change in the 100th ranked underlying stock. The base value of the index is recalculated to compensate for replacements of the underlying stocks or changes in the outstanding share capital of their issuers that result, for example, from rights issues or new stock issuances.

      Each calendar quarter, the FTSE Actuaries UK Indicies Committee undertakes a review of the underlying stocks and determines whether it is necessary to add or delete securities from the FT-SE(R) 100 Share Index based on the current market capitalization of their issuers. To maintain continuity, however, an underlying stock will only be deleted if (i) the market capitalization of the issuer of such stock has fallen to 111th place or below, or (ii) the market capitalization of the issuer of such stock has fallen to below 101st place, but above 111th place, in which case such stock shall be deleted only if it is necessary to create a place in the index for the stock of an issuer that is not included in the index at such time but whose market capitalization has risen to 90th place or better. A new underlying stock will be added if (i) the market capitalization of the issuer of such stock has risen to 90th place or better or
(ii) it is necessary to replace the stock of an issuer whose market capitalization has fallen to 111th place or below, in which case stocks of issuers not included in the index at such time will be added as necessary in the order of their market capitalization, up to the issuer then in 91st place. The six highest placed stocks not included in the index comprise a replacement list to be used in the event that one or more underlying stocks may be deleted from the index during the period between quarterly reviews. Such a deletion will result upon the delisting of an underlying stock, and may result upon a merger or takeover of its issuer or a suspension of trading in such stock. A new issue may be added to the index if, in the view of the FTSE Actuaries UK Indicies Committee, such new issue is so large that the effectiveness of the index as a market indicator would be significantly and adversely affected by its omission. In such a case, the underlying stock of the issuer with the lowest market capitalization would generally be removed, though the timing of the inclusion of any such new issue and the decision as to which underlying stock it shall replace are at the discretion of the FTSE Actuaries UK Indicies Committee.

      The performance of the FT-SE(R) 100 Share Index varies somewhat from other stock indices, such as the Financial Times All-Share Index published by The Financial Times Limited (the "FTL"), that measure the performance of a greater number of stocks listed on the Exchange. Such performance differences reflect a number of complex factors including, among other things, the relatively greater volatility of the stocks of smaller companies that are not included among the underlying stocks and the greater sensitivity of the FT-SE(R) 100 Share Index to the performance of industries, such as the petroleum industry, that tend to be represented by larger companies.

FT-SE(R) Eurotrack 100 Index

      The FT-SE(R) Eurotrack 100 Index is a stock index regulated and supervised by the Exchange and published, operated and distributed by FTSE that is intended to measure the composite price performance of the underlying stocks, which generally consist of the stocks of the largest companies (determined on the basis of market capitalization) in each of the European countries included in the index for which firm quotes exist on SEAQ or SEAQ International. Stocks of United Kingdom issuers are not included. The market capitalization of the issuer of any underlying stock must represent at least 0.125% of the market capitalization of all European issuers with firm quotes on SEAQ or SEAQ International. The number of issuers from each eligible European country to be included among the 100 issuers of the underlying stocks is determined so as to have a high correlation with and track closely the major benchmark indices for Continental Europe, particularly the FT-AWI Europe excluding-UK Index. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current firm quote price on SEAQ or SEAQ International. The FT-SE(R) Eurotrack 100 Index was first published in November 1990 (with a base date of October 29, 1990) and is reported by the Financial Times and other media.

      The value of the FT-SE(R) Eurotrack 100 Index is calculated at any particular time by multiplying the change in the market capitalization of the underlying stocks during a prescribed time period by a base value. The FT-SE(R) Eurotrack 100 Index currently is updated every minute between 10:00 A.M. and 3:30 P.M., London time, with the Official Index Closing Price normally set at 3:30 P.M., London time.

      The FT-SE(R) Eurotrack 100 Index is a capital-weighted index (i.e., an underlying stock's weight in the index is based on the total market capitalization of the issuer, rather than on its price per share). Accordingly, a 5 percent price change in the first ranked underlying stock has a greater effect on the FT-SE(R) Eurotrack 100 Index than a 5 percent price change in the 100th ranked underlying stock. The base value of the index is recalculated to compensate for replacements of the underlying stocks or changes in the outstanding share capital of their issuers that result, for example, from rights issues or new stock issuances.

      Each calendar quarter, an Index Administration Committee of the Exchange undertakes a review of the underlying stocks and reports to the Index Steering Committee, which then determines whether it is necessary to add or delete securities from the FT-SE(R) Eurotrack 100 Index based on the current market capitalization of their issuers. To maintain continuity, however, an underlying stock will only be deleted if (i) the market capitalization of the issuer of such stock has fallen to 111th place or below, or (ii) the market capitalization of the issuer of such stock has fallen to below 101st place, but above 111th place, in which case such stock shall be deleted only if it is necessary to create a place in the index for the stock of an issuer that is not included in the index at such time but whose market capitalization has risen to 90th place or better. A new underlying stock will be added if (i) the market capitalization of the issuer of such stock has risen to 90th place or better or
(ii) it is necessary to replace the stock of an issuer whose market capitalization has fallen to 111th place or below, in which case stocks of issuers not included in the index at such time will be added as necessary in the order of their market capitalization, up to the issuer then in 91st place. The highest placed stocks not included in the index comprise a replacement list to be used in the event that one or more underlying stocks may be deleted from the index during the period between quarterly reviews. Such a deletion will result upon the quote of an underlying stock on SEAQ or SEAQ International becoming indicative rather than firm, and may result upon a merger or takeover of its issuer or a suspension of trading in such stock. A stock having obtained a firm quote on SEAQ or SEAQ International for the first time may be added to the index if the market capitalization of the issuer of such stock represents 1.5% or more of the index's aggregate market capitalization at such time. In such a case, the underlying stock of the issuer with the lowest market capitalization would generally be removed, though the timing of the inclusion of any such new issue and the decision as to which underlying stock it shall replace are at the discretion of the Index Screening Committee.

      FTSE is under no obligation to continue the calculation and dissemination of the FT-SE(R) Eurotrack 200 Index, the FT-SE(R) Eurotrack 100 Index or the FT-SE(R) 100 Share Index. The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the London Stock Exchange Limited (the "Exchange") or by the Financial Times Ltd. (the "FTL") and neither FTSE nor the Exchange nor the FTL makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FT-SE(R) Eurotrack 200 Index and/or the figure at which the FT-SE(R) Eurotrack 200 Index stands on any particular day or otherwise. The FT-SE(R) Eurotrack 200 Index is compiled and calculated solely by FTSE. However, neither FTSE nor the Exchange nor the FTL shall be liable (whether in negligence or otherwise) to any person for any error in the FT-SE(R) Eurotrack 200 Index and neither FTSE nor the Exchange nor the FTL shall be under any obligation to advise any person, including a purchaser or vendor of any of the Notes, of any error therein. FTSE has no obligation to take the needs of the Company or holders of the Notes into consideration in determining, composing or calculating the FT-SE(R) Eurotrack 200 Index. FTSE is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Indexed Interest Amount or any other amount payable with respect to the Notes is set. FTSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

      "FTSE(R)" is a registered trade mark of The London Stock
Exchange Limited and the Financial Times Limited and are used by FTSE International Limited under license.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or the Agent accepts any responsibility for the calculation, maintenance or publication of the FT-SE(R) Eurotrack 200 Index or any Successor Eurotrack 200 Index. FTSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the FT-SE(R) Eurotrack 200 Index or the manner in which such index is applied in determining any Indexed Interest Amount or any other amount payable with respect to the Notes.

Historical Data on FT-SE(R) Eurotrack 200

      The International Stock Exchange first calculated and published the FT-SE(R) Eurotrack 200 Index in February 1991. The following table sets forth the highest and lowest daily closing level of the period from March 31, 1992 through June 26, 1997, as well as the closing level of the FT-SE(R) Eurotrack 200 Index as of the end of each such quarter or partial quarter. The historical values of the FT-SE(R) Eurotrack 200 Index should not be taken as an indication of future performance.

                                             Daily Closing Levels
                                        --------------------------------
                                        Highest     Lowest       Period
                                         Level      Level          End
                                        -------     ------       ------
1992:
  2nd Quarter                           1248.79     1141.32      1169.77
  3rd Quarter                           1161.24     1029.56      1079.39
  4th Quarter                           1169.11     1010.09      1169.11

1993:
  1st Quarter                           1232.53     1144.79      1220.16
  2nd Quarter                           1266.14     1200.34      1266.14
  3rd Quarter                           1396.45     1257.80      1362.51
  4th Quarter                           1552.09     1368.19      1546.84

1994:
  1st Quarter                           1607.10     1440.06      1440.06
  2nd Quarter                           1500.59     1342.95      1352.98
  3rd Quarter                           1460.56     1251.88      1359.89
  4th Quarter                           1421.32     1335.96      1390.02

1995:
  1st Quarter                           1406.41     1314.73      1362.27
  2nd Quarter                           1466.70     1360.10      1431.81
  3rd Quarter                           1565.52     1456.65      1513.66
  4th Quarter                           1602.58     1479.98      1600.63

1996:
  1st Quarter                           1685.18     1584.49      1679.78
  2nd Quarter                           1740.61     1685.33      1726.44
  3rd Quarter                           1778.07     1643.51      1778.07
  4th Quarter                           1972.61     1790.49      1971.66

1997:
  1st Quarter                           2259.04     1941.48      2200.58
  2nd Quarter (through June 25)         2495.81     2130.95      2495.81


      The closing level of the FT-SE(R) Eurotrack 200 Index on June 26, 1997 was 2515.63.

      Since its inception, the FT-SE(R) Eurotrack 200 Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the FT-SE(R) Eurotrack 200 Index during any period set forth above is not any indication that the FT-SE(R) Eurotrack 200 Index is more or less likely to increase or decline at any time during the term of the Notes.

The London Stock Exchange; SEAQ and SEAQ International

      The Exchange is the largest established securities market in the United Kingdom and one of the world's largest securities exchanges in terms of market capitalization. Trading on the Exchange takes place in quantity of shares, rather than in round lots.

The rules of the Exchange currently place no limits on daily permissible price movements in the trading of listed securities. SEAQ is the Exchange's electronic price information system, which acts as an interface between market-makers and their customers. Throughout the trading day, 30 registered market-makers are obliged to display to the market their bid and offer prices and the maximum bargain size to which these prices relate. All equity prices displayed on SEAQ are firm. SEAQ International is the electronic price information system of the Exchange's International Equity Market, which is the largest market in the world for the trading of non-domestic equities. At March 1, 1996, SEAQ International displayed real-time prices in over 1,000 stocks from over 30 countries, with over 550 of these stocks being quoted on a firm basis and the remainder having indicative quotes. More than 50 market-makers enter bid and offer prices directly onto a central computer system, which are then distributed to potential investors through a number of commercial vendors. Investors wishing to execute a trade contact the appropriate market-maker in order to determine the terms of settlement. Trading hours on the Exchange and SEAQ currently begin at 8:30 A.M. and end at 4:30 P.M., London time. Trading on SEAQ International can take place 24 hours a day, but quotations may only be input into SEAQ International between 8:00 A.M. and 5:15 P.M., London time.

      Due to the time zone difference between New York City and London, on any normal trading day, trading on the underlying stocks of the FT-SE(R) Eurotrack 200 Index on the Exchange, SEAQ and SEAQ International will cease prior to the end of the trading day in New York City. The Official Index Closing Price of the FT-SE(R) Eurotrack 200 is generally issued at 3:30 P.M., London time and will therefore generally be available in the United States shortly after 10:30 A.M., New York City time. The time zone difference between New York City and London may vary at certain times of the year due to different beginning and ending dates of Daylight Savings Time in New York City and the comparable British Summer Time in London.

License Agreement

      FTSE International Limited and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by FTSE in connection with the issuance of the Notes. The use of and reference to the FT-SE(R) Eurotrack 200 Index in connection with the Notes have been consented to by FTSE, the publisher of the FT-SE(R) Eurotrack 200 Index.

                         USE OF PROCEEDS

      A portion of the proceeds received by the Company from the sale of the Notes will be used by the Company or one or more of its subsidiaries, in connection with hedging the Company's obligations under the Notes, to purchase or acquire positions in a variety of financial instruments relating to the FT-SE(R) Eurotrack 200 Index and/or all or certain of its respective underlying stocks.

                     EUROPEAN MONETARY UNION

      Stage III of the European Economic and Monetary Union ("Stage III") is presently scheduled to commence on January 1, 1999 for those member states of the European Union that satisfy the economic convergence criteria set forth in the Treaty on European Union, to which Portugal is a signatory. Stage III includes the introduction of a single currency (the "Euro") which will be legal tender in such member states. It is anticipated that the European Union will adopt regulations or other legislation providing specific rules for the introduction of the Euro in substitution for the respective national currencies of such member states, which regulations or legislation may be supplemented by legislation of the individual member states. In the event that Portugal adopts the Euro, the laws and regulations of the European Union (and, if any, of Portugal) relating to the Euro implemented pursuant to or by virtue of the Treaty on European Union shall apply to the Notes and the Indenture, and, except as provided in the following paragraph, the payment of principal of, or interest on, the Notes at any time after the official date of introduction of the Euro by Portugal shall be effected in Euro in conformity with any such legally applicable measures.

      If, following the introduction of the Euro by Portugal, the Company has the option, pursuant to legally applicable measures, to make payments of principal of, or interest on, the Notes in either Lire or Euro, the Company will make such payments in Lire or Euro at its sole discretion. To the extent that the terms and conditions of the Notes require the rounding up or down of certain amounts or quotations expressed in Euro, such rounding will be made to the smallest currency unit of the Euro.

      The circumstances and consequences described in this section and any resultant amendment to the terms and conditions of the Notes will not entitle any Holder of the Notes (i) to any legal remedy, including, without limitation, redemption, rescission, notice, repudiation, adjustment or renegotiation of the terms and conditions of the Notes or the Indenture, or (ii) to raise any defense or make any claim (including, without limitation, claims of breach, force majeure, frustration of purpose or impracticability) or any other claim for compensation, damages or any other relief, nor will any such events affect any of the other obligations of the Company under the Notes and the Indenture.

                 DESCRIPTION OF PORTUGUESE ESCUDOS

      The Escudo is the national currency of Portugal. Portuguese bank notes are issued by the Banco de Portugal, which was founded in 1846 and nationalized in 1974. The Banco de Portugal has been Portugal's central bank and the sole bank of issue since 1931. On June 20, 1997, the noon buying rate for cable transfers in New York City payable in Escudos, as reported by the Federal Reserve Bank of New York, was PTE 174.40 = $1.00.

      The exchange rate between the Escudo and the dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Portugal and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Portugal and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Portugal, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Portuguese Escudo have been highly volatile.

                             TAXATION

      The following disclosure supplements, and to the extent inconsistent therewith, replaces, the disclosure in the Prospectus Supplement under "Taxation in the United States":

      Under U.S. Treasury regulations relating to debt instruments that provide for contingent payments, gain realized on a sale or other disposition of the Notes, and the excess of the redemption price of the Notes over their issue price, will be classified as interest income (rather than as gain) for U.S. tax purposes. Such interest income will be exempt from withholding of U.S. Federal income tax to the extent described in the Prospectus Supplement under "Taxation in the United States."

                                                         APPENDIX A

          LIST OF FT-SE(R) EUROTRACK 200 UNDERLYING STOCKS

           The following is a list of the companies whose stocks comprised the FT-SE(R) Eurotrack 200 Index as of June 26, 1997.

Austria

1.   OMV AG

Belgium

2.   GBL

3.   GENERALE BANQUE

4.   KREDIETBANK

5.   PETROFINA

6.   SOLVAY

7.   TRACTEBEL

Denmark

8.   NOVO ADR

9.   TELE DANMARK B

Finland

10.  NOKIA A

11.  NOKIA K

12.  UPM-KYMMENE OY

France

13.  ALCATEL ALSTHOM

14.  ELF-AQUITAINE

15.  AXA

16.  B N P (FRF25)

17.  CARREFOUR

18.  DANONE

19.  GENERALE DES EAUX

20.  L'AIR LIQUIDE

21.  LAFARGE

22.  L'OREAL

23.  L.V.M.H.

24.  LYONNAISE DES EAUX

25.  MICHELIN B

26.  PARIBAS

27.  PEUGEOT S.A.

28.  RENAULT

29.  RHONE-POULENC A

30.  SCHNEIDER

31.  SAINT-GOBAIN

32.  SOCIETE GENERALE

33.  SUEZ (CIE DE)

34.  TOTAL

Germany

35.  ALLIANZ

36.  BASF AG

37.  BAYER AG

38.  BMW (BEARER)

39.  COMMERZBANK

40.  DAIMLER-BENZ

41.  DEUTSCHE BANK

42.  DEUTSCHE TELECOM

43.  DRESDNER BANK

44.  HOECHST

45.  MANNESMANN

46.  RWE

47.  SIEMENS

48.  VEBA

49.  VIAG

50.  VOLKSWAGEN

Ireland

51.  ALLIED IRISH BANKS PLC

52.  BANK OF IRELAND

53.  CRH PLC

54.  SMURFIT (JEFFERSON) GROUP PLC

Italy

55.  ENI

56.  FIAT SPA

57.  GENERALI ASSICURAZZIONI

58.  INA SPA

59.  STET

60.  TELECOM ITALIA

61.  TIM SPA

Netherlands

62.  ABN-AMRO HOLDINGS

63.  AEGON

64.  ING GROUP NV

65.  KPN

66.  PHILIPS ELECTRONICS NV

67.  ROYAL DUTCH SHELL (BR.)

68.  UNILEVER NV

Norway

69.  NORSK HYDRO

Spain

70.  ARGENTARIA

71.  BANCO BILBAO VIZCAYA ADR

72.  ENDESA ORD

73.  IBERDROLA

74.  REPSOL SA

75.  TELEFONICA ORD

Sweden

76.  ABB A

77.  ABB B

78.  ASTRA A

79.  ASTRA B

80.  ATLAS COPCO A

81.  ELECTROLUX B

82.  ERICSSON B

83.  INVESTOR A

84.  INVESTOR B

85.  NORDBANKEN AB

86.  SANDVIK A

87.  S.C.A. "B"

88.  SCANIA AB A

89.  SCANIA AB B

90.  SE BANKEN A

91.  SKANDIA FREE

92.  SPARBANKEN

93.  VOLVO B

Switzerland

94.  CREDIT SUISSE GROUP

95.  NESTLE REG

96.  NOVARTIS AG

97.  ROCHE HOLDINGS

98.  SWISS BANK

99.  SWISS RE

100. UBS BR

United Kingdom

101. ABBEY NATIONAL PLC

102. ALLIANCE & LEICESTER

103. ALLIED DOMECQ PLC

104. ASDA GROUP PLC

105. ASSOCIATED BRITISH FOODS PLC

106. BAT INDUSTRIES PLC

107. BAA PLC

108. BANK OF SCOTLAND PLC

109. BARCLAYS PLC

110. BASS PLC

111. BG PLC

112. BLUE CIRCLE INDUSTRIES PLC

113. BOC GROUP PLC

114. BOOTS CO PLC

115. BRITISH AEROSPACE PLC

116. BRITISH AIRWAYS PLC

117. BRITISH LAND PLC

118. BRITISH PETROLEUM CO PLC

119. BRITISH SKY BROADCASTING GROUP PLC

120. BRITISH STEEL PLC

121. BRITISH TELECOMMUNICATIONS PLC

122. BTR PLC

123. BURMAH CASTROL PLC

124. CABLE & WIRELESS PLC

125. CADBURY SCHWEPPES PLC

126. CARLTON COMMUNICATIONS PLC

127. CENTRICA PLC

128. COMMERCIAL UNION PLC

129. DIXONS GROUP PLC

130. ENERGY GROUP PLC

131. EMI GROUP PLC

132. ENTERPRISE OIL PLC

133. GENERAL ACCIDENT PLC

134. GENERAL ELECTRIC CO PLC

135. GKN PLC

136. GLAXO WELLCOME PLC

137. GRANADA GROUP PLC

138. GRAND METROPOLITAN PLC

139. GREAT UNIVERSAL STORES PLC

140. GUARDIAN ROYAL EXCHANGE PLC

141. GUINNESS PLC

142. HALIFAX

143. HAYS PLC

144. HANSON PLC

145. HSBC HOLDINGS HKD10

146. HSBC HOLDINGS ORD75p

147. 3i GROUP PLC

148. IMPERIAL CHEMICALS INDUSTRIES PLC

149. IMPERIAL TOBACCO GROUP

150. KINGFISHER PLC

151. LADBROKE GROUP PLC

152. LAND SECURITIES PLC

153. LASMO PLC

154. LEGAL & GENERAL GROUP PLC

155. LLOYDS TSB GROUP PLC

156. LUCAS VARITY

157. MARKS & SPENCER PLC

158. MERCURY ASSET MANAGEMENT GROUP

159. NATIONAL GRID GROUP PLC

160. NATIONAL POWER PLC

161. NATIONAL WESTMINISTER BANK PLC

162. NEXT PLC

163. ORANGE PLC

164. PEARSON PLC

165. PENINSULAR & ORIENTAL STEAM NAVIGATION CO

166. POWERGEN PLC

167. PRUDENTIAL CORPORATION PLC

168. RAILTRACK GROUP

169. RANK GROUP PLC

170. RECKITT & COLMAN PLC

171. REED INTERNATIONAL PLC

172. RENTOKILL INITIAL PLC

173. REUTERS HOLDINGS PLC

174. RIO TINTO

175. RMC GROUP PLC

176. ROLLS ROYCE PLC

177. ROYAL & SUN ALLIANCE INSURANCE GROUP PLC

178. ROYAL BANK OF SCOTLAND GROUP PLC

179. SAFEWAY PLC

180. SAINSBURY (J) PLC

181. SCHRODERS N/V

182. SCHRODERS ORD

183. SCOTTISH & NEWCASTLE PLC

184. SCOTTISH POWER PLC

185. SEVERN TRENT PLC

186. SHELL TRANSPORT AND TRADING CO PLC

187. SIEBE PLC

188. SMITHKLINE BEECHAM PLC

189. SMITHS INDUSTRIES PLC

190. STANDARD CHARTERED PLC

191. TATE & LYLE PLC

192. TESCO PLC

193. THAMES WATER PLC

194. TI GROUP PLC

195. TOMKINS PLC

196. UNILEVER PLC

197. UNITED NEWS & MEDIA PLC

198. UNITED UTILITIES PLC

199. VODAFONE GROUP PLC

200. WHITBREAD PLC

201. WOLSELEY PLC

202. ZENECA GROUP PLC